Exhibit 10.25

SUBLEASE

1.	PARTIES.

This Sublease, dated August 30, 2005 is made between Innercool Therapies, Inc., formerly known as Neurothermia, Inc. (“Sublessor”), and ACADIA Pharmaceuticals Inc. (“Sublessee”).

2.	MASTER LEASE.

By way of an assignment, Sublessor is the lessee under a written lease dated August 12, 1997 (“Lease Agreement”), as amended by the Assignment, Assumption and Consent with an effective date of October 2, 1999, Lease Amendment No. 1 dated as of October 2, 1999 and Lease Amendment No. 2 dated as of October 16, 2002 (collectively, the “Master Lease”), wherein Trustees of the Harris Family Revocable Trust (“Lessor”) leased to Sublessor the real property located in the City of San Diego, County of San Diego, State of California, described as: 3931 Sorrento Valley Boulevard, San Diego, California, 92121 (“Master Premises”). The Assignment, Assumption and Consent (“Assignment Agreement”) was entered into by and between Copper Mountain Networks, Inc. and Neurothermia, Inc. having an Effective Date of October 2, 1999.

3.	PREMISES.

Sublessor hereby subleases to Sublessee on the terms and conditions set forth in this Sublease the following portion of the Master Premises: approximately 6,602 rentable square feet in a portion of the Building (the “Premises”) as shown on Exhibit “A.” The Suite address for the Premises shall be Suite B. For the Sublease Term, Sublessor also grants to Sublessee an irrevocable license to enter and use shared areas in the IT/Telephone and Utilities rooms, identified on Exhibit A as “Shared Area”. Without limiting Sublessee’s rights with respect to the Shared Area, Sublessee may enter the Shared Area to install and maintain equipment in and to the Shared Area. Sublessor shall maintain the Shared Area for its current use and function.

4.	WARRANTY BY SUBLESSOR.

Sublessor warrants and represents to Sublessee that the Master Lease is in full force and effect and that Sublessor is not now, and as of the commencement of the Term hereof will not be, in default or breach of any of the provisions of the Master Lease, and that Sublessor has no knowledge of any claim by Lessor, as defined in the Master Lease, that Sublessor is in default or breach of any of the provisions of the Master Lease. Attached hereto as Exhibit “B” is a full and correct copy of the Master Lease.

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5.	TERM.

The Sublease Term shall commence (the “Commencement Date”) upon Lessor’s consent to this Sublease and delivery of possession of the Premises to Sublessee, estimated to be September 1, 2005. The actual Commencement Date shall be confirmed in writing between Sublessor and Sublessee when all prerequisite events have occurred. The Sublease shall expire coterminous with the Master Lease on October 31, 2007.

6.	RENT.

The triple net Rent (referred to herein as “Base Rent”) for the Sublease Term shall be $1.10 per rentable square foot and shall remain flat for the Term, (i.e., the rent shall be approximately $7,262.20 per month).

Rent shall be made payable to Innercool Therapies at 3931 Sorrento Valley Boulevard, San Diego, CA 92121 by the first of each month. Any payment of Rent shall be delinquent if not received by the Sublessor by the first day of the month. If payment is not received before the close of normal business hours on the fifth day of the month, Sublessee agrees to pay, upon Sublessor’s written demand, a late fee as provided in the Master Lease, and any such failure shall be a default, subject to the terms of the Master Lease as incorporated herein.

7.	ADDITIONAL PROVISIONS:

a)	Tenant Improvements: Sublessee shall fund, at its sole cost and expense, all tenant improvements which Sublessee elects to install in order to improve the Premises, provided, however, Sublessee must submit all plans and construction costs to Sublessor and Lessor for approval prior to commencing the improvement pursuant to Article 6 of the Lease Agreement. Sublessee may construct a conduit (in accordance with the specifications set forth in Exhibit B hereto) between the Premises and 3911 Sorrento Valley Boulevard, solely to provide connectivity for the Sublessee’s phone, computer and other information technology needs.

b)	Use: The Premises may be used for general office, biomedical research and development, manufacturing and such other uses as permitted under existing zoning.

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c)	Furniture, Fixtures and Equipment: All fixed improvements previously made by Sublessor including, but not limited to, power drops, security system wiring, card access door readers, IT wiring, all furniture and systems furniture shall remain in place for Sublessee’s use during the Term without charge. All artwork shall be removed by Sublessor.

d)	Utilities and HVAC: Sublessee shall be responsible for monthly utilities in the amount of $.15 per rentable square foot. The monthly utilities shall be approximately $990.30 per month, which shall be payable to Sublessor by the first of each month. Sublessee shall also be responsible for its share of the costs of Sublessor’s maintenance of utility equipment serving the Premises, including all HVAC equipment. Any payment of monthly utilities shall be delinquent if not received by the Sublessor by the fifth day of the month, and Sublessee agrees to pay, upon Sublessor’s written demand, a late fee as provided in the Master Lease, and any such failure shall be a default, subject to the terms of the Master Lease as incorporated herein.

e)	Taxes, Insurance & Common Area Costs: Sublessee shall be responsible for its prorata share of taxes, insurance, and common area costs (“Operating Expenses”) payable by Sublessor under the Master Lease. The total cost is currently estimated at $4,990.00 per month, and Sublessee shall be responsible for 30% of this, or $1,497.00 per month, which shall be payable to Sublessor by the first of each month. Any payment of estimated Operating Expenses shall be delinquent if not received by the Sublessor by the fifth day of the month, and Sublessee agrees to pay, upon Sublessor’s written demand, a late fee as provided in the Master Lease, and any such failure shall be a default, subject to the terms of the Master Lease as incorporated herein. Upon any reconciliation of Property Operating Expenses under the Master Lease, Sublessor and Sublessee shall perform a comparable reconciliation hereunder as provided in Paragraph 3.2 of the Master Lease.

f)	Termination Right: In the event that by December 31, 2005, Sublessee is unable to reach a commercially reasonable agreement on a lease extension with Sublessee’s current landlord for the premises located at 3911 Sorrento Valley Boulevard, San Diego, CA 92121, Sublessee shall have a right to terminate this Sublease following not less than thirty (30) days prior written notice to Sublessor. Should Sublessee exercise such right, Sublessee shall pay a release payment equal to the security deposit to Sublessor within thirty (30) days of such notice.

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g)	Parking: Sublessee shall be entitled to 28 parking spaces for the Sublease Term and extensions thereof.

h)	Signage: Sublessee shall have the right to install, at its sole cost and expense, standard directional signage per Paragraph 4.3 of the Lease Agreement and Paragraph 7 of the Lease Agreement No. 1.

i)	Right Regarding Additional Space: Should additional portions of the Master Premises become available during the Sublease Term, then Sublessor shall not offer or lease such space to any third party not affiliated with Sublessor without first offering, in writing, to lease such space to Sublessee at then market terms for such space and Sublessee having waived such right. Sublessee shall have 10 days to exercise or waive such offer after receiving written notice from Sublessor. If the parties are unable to agree as to market terms within 30 days following the exercise of Sublessee’s right, then either party may elect to submit such determination to arbitration. If Sublessee fails to exercise its right to additional space, then Sublessor shall have the right to sublease such space to any third party on terms that are not materially more favorable to the sublessee than those negotiated with Sublessee.

j)	Security: Sublessor shall provide their own security system.

k)	Building Warranty: Sublessor shall deliver the Premises to Sublessee with all HVAC, electrical lighting and plumbing serving the Premises in good working order on the Commencement Date, but Sublessee is otherwise accepting the Premises as-is.

l)	Subleasing and Assignment: Pursuant to Article 7 of the Lease Agreement.

m)	Maintenance: Sublessor shall be responsible for HVAC maintenance contracts and all other maintenance obligations for the Premises pursuant to Paragraph 5.1(a) of the Lease Agreement. Sublessee shall provide its own janitorial services.

n)	Advanced Rent/Security Deposit: Upon Sublease execution and delivery of Sublease, Sublessee shall deliver a check for the first month’s rent (i.e. $7,262.20) and the deposit equal to three (3) month’s Rent (i.e., $21,786.60) (referred to herein as “Security Deposit”) for a total of $29,048.80.

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o)	Hazardous Materials: Pursuant to Article 16 of the Master Lease.

8.	OTHER PROVISIONS OF SUBLEASE.

All applicable terms and conditions of the Master Lease are incorporated into and made a part of this Sublease as if Sublessor were the Lessor thereunder, Sublessee the Lessee thereunder, and the Premises the Master Premises. Sublessee assumes and agrees to perform the Lessee’s obligations under the Master Lease during the Term to the extent that such obligations are applicable to the Premises and the Sublease Term, except that the obligation to pay rent to Lessor under the Master Lease shall be considered performed by Sublessee to the extent and in the amount rent is paid to Sublessor in accordance with Section 6 of this Sublease. Neither Sublessor or Sublessee shall commit or suffer any act or omission that will violate any of the provisions of the Master Lease. Notwithstanding the foregoing, the following provisions of the Master Lease are not incorporated herein: Lease Agreement Paragraph 3.7; Lease Amendment No. 1, Paragraphs 3, 5, 8, and 9; and Amendment No. 2, Sections 3, 4, 5, and 6.

9.	ATTORNEYS’ FEES.

If Sublessor or Sublessee shall commence legal action against the other arising out of or in connection with this Sublease, the prevailing party shall be entitled to recover its costs of suit and reasonable attorneys’ fees.

10.	AGENCY DISCLOSURE.

Sublessor and Sublessee each warrant that they have dealt with no other real estate broker in connection with this transaction except Irving Hughes, who represents both Sublessor and Sublessee. Sublessor and Sublessee hereby confirm that they were timely advised of the dual representation and that they consent to the same, and that they do not expect Irving Hughes to disclose to either of them the confidential information of the other party.

11.	COMMISSION.

Upon execution of this Sublease, and consent thereto by Lessor, Sublessor shall pay Irving Hughes a real estate brokerage commission of five and a half percent (5.5%) of the aggregate rent payable under this Sublease over the Sublease Term. Sublessor shall pay such commission upon all required executions of this Sublease and consent by Lessor and after the expiration of the termination right set forth in Paragraph 7(f) hereof.

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12.	NOTICES.

All notices, demands, requests, consents, approvals or communications which may or are to be required or permitted to be given by any party or parties hereto hereunder shall be in writing and deemed communicated at the time of hand-delivery or three (3) business days after time of mailing. All notices notices, demands, requests, consents, approvals or communications by the Sublessor to Sublessee shall be mailed or hand-delivered to the Sublessee at the Premises, or to such other place as Sublessee may from time to time designate in a notice to the Sublessor. All notices and demands by the Sublessee to Sublessor shall be mailed or hand-delivered to the Sublessor at the address set forth above, and to such other person or place as the Sublessor may from time to time designate in a notice to the Sublessee.

13.	SUBLESSEE PROTECTIONS.

a)	Sublessor hereby represents and warrants to Sublessee that (i) Sublessor is the tenant under the Master Lease and, to the best of Sublessor’s knowledge, there is no other party who could claim any right, title or interest as tenant under the Master Lease, and (ii) Sublessor has the authority and has obtained all requisite approvals to enter into this Sublease.

b)	Sublessor covenants and agrees with Sublessee that upon Sublessee paying the rent reserved in this Sublease and observing and performing all of the other obligations of Sublessee hereunder, Sublessee shall peaceably and quietly enjoy the Premises during the Sublease Term.

c)	Sublessor shall (i) pay, when and as due, all rent and other charges payable by Sublessor to Lessor under the Master Lease, and (ii) perform all other obligations of Sublessor as the tenant under the Master Lease which are not assumed by Sublessee hereunder (collectively, “Sublessor’s Master Lease Obligations”). For example (and not by way of limitation), Sublessor shall at all times keep in full force and effect all insurance required of Sublessor as Lessee under the Master Lease. If Sublessor shall fail to perform Sublessor’s Master Lease Obligations in a timely manner and such failure causes Sublessor to be in default of the Master Lease, Sublessor shall advise Sublessee of such default and, Sublessee may, upon written notice to Sublessor, cure the default and receive reimbursement from Sublessor for the actual, reasonable costs of such cure within fifteen (15) business days of furnishing proof of payment to Sublessor.

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d)	Sublessor agrees that it will not amend the Master Lease to increase the obligations of or to decrease the rights of or services to, Sublessee, nor voluntarily terminate without cause as provided in the Master Lease with respect to the Premises, except upon prior written notice to and consent of Sublessee, which consent may not be unreasonably withheld. Sublessor agrees that it will not voluntarily terminate the Master Lease for cause as provided in the Master Lease with respect to the Premises, except upon prior written notice to Sublessee.

e)	Sublessor shall indemnify, protect, defend with counsel reasonably acceptable to Sublessee and hold Sublessee harmless from and against any and all claims, liabilities, judgments, causes of action, damages, costs and expenses (including reasonable attorneys’ and experts’ fees) (collectively referred to herein as “Claims”) to the extent such Claims arise from Sublessor’s default under the Master Lease.

f)	Sublessor grants to Sublessee the right, so long as Sublessee is not in default, to receive all of the services and benefits with respect to the subleased Master Premises which are to be provided by Lessor under the Master Lease for the subleased term. In the event of any default or failure of such performance by Lessor, Sublessor agrees that it will, upon notice from Sublessee, make demand upon Lessor to perform its obligations under the Master Lease. Sublessor, however, shall have no obligation to sue the Lessor on Sublessee’s behalf or to terminate the Master Lease as a result of any such default or failure by Lessor.

14.	SUBLESSOR’S PROTECTIONS.

a)	Sublessee hereby represents and warrants to Sublessor that Sublessoee has the authority and has obtained all requisite approvals to enter into this Sublease.

b)	Sublessee shall indemnify, protect, defend with counsel reasonably acceptable to Sublessor and hold Sublessor harmless from any claims in accordance with Paragraph 8.2 of the Master Lease.

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Executed and effective on August 30, 2005 at 3931 Sorrento Valley Boulevard, San Diego, CA 92121.

SUBLESSOR:		SUBLESSEE:

By:	Innercool Therapies, Inc.	By:	ACADIA Pharmaceuticals Inc. a Delaware corporation

Name:	Michael Magers	Name:	[Illegible]
Title:	President & COO	Title:	[Illegible]
Date:	8/31/05	Date:	8/30/05

LESSOR:

E. G. SIRRAH, LLC,
a California limited liability company

Name:
Title:
Date:

8.

Exhibit A

Exhibit B

ACADIA PHARMACEUTICALS

Building 3911 to Bldg 3931 connectivity – Main point of Contact to Main Point of Contact (MPOC to MPOC)

Provide and install, Bldg 3911:

4” PVC Conduit from Ceiling to Floor in MPOC;

Pull boxes connected to new PVC – ceiling & floor;

Glass panel replacement on Building Door-wall;

Outside Bldg 3911 to Bldg 3931 (see description below);

Provide and install as appropriate: Schedule USA/DigAlert for utilities I.D., 4” PVC conduit, connectors, radius bends, sawcut, core, concrete slurry; all equipment necessary for installation performance, traffic control not provided by customer.

(l) Stoop-Bldg 3911

Remove lower glass, install panel with 4” Sked80 PVC to floor mounted pull box, route PVC along outside concrete wall to terrace base.

(2) Terrace-3911

Excavate to (min) 24”, continue install 4” S80 PVC, refill trench with native material.

(3) Driveway

Sawcut, excavate to 24”, continue install 4” S80 PVC, refill, cap to match existing surface with concrete slurry.

(4) Terrace-3931

Excavate to (min) 24”, continue install 4” S80 PVC, refill trench with native material.

(5) Stoop-Bldg 3931

Sawcut, excavate, core hole (inside floor), continue install 4” S80 PVC to terminate at 2” above floor level inside existing IDF, refill trench, cap to match existing surface.